Francesca's Holdings Corporation Appoints Laurie Ann Goldman and Joseph O’Leary to Its Board of Directors

HOUSTON, TEXAS — April 18, 2013 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced the appointments of Laurie Ann Goldman and Joseph O’Leary as independent Directors to its Board of Directors, effective April 17, 2013.

Ms. Goldman brings extensive retail, brand building, product innovation, and multi-channel distribution experience to our Board. Since 2002, Ms. Goldman has served as Chief Executive Officer of rapidly growing Spanx, Inc. Prior to joining privately-held Spanx, she served for ten years at The Coca-Cola Company in a number of leading marketing roles. Earlier in her career, she held marketing positions at R.H. Macy and Maison Blanche Stores. Ms. Goldman currently serves on the Advisory Board for Suntrust Banks, Inc.

Mr. O’Leary brings to the Board deep expertise in retail strategy and global supply chain management. Currently he serves as Executive Vice President, Merchandising, Marketing, Supply Chain and Strategic Planning at PetSmart, Inc., which is a fast-growing publicly-traded company. In June 2013, Mr. O’Leary will become President and Chief Operating Officer of PetSmart. Before joining PetSmart in 2006, Mr. O’Leary served as Chief Operating Officer of Human Touch, LLC from 2005 to 2006. Prior to that he spent six years with Gap Inc., including as Senior Vice President, Supply Chain Strategy and Global Logistics.

Greg Brenneman, Non-Executive Chairman of the Board, said, "We are excited to welcome Laurie Ann and Joe to our Board. Both have deep experience with fast-growing and highly successful retail brands and will help FRAN continue to create substantial value for our shareholders. Laurie Ann’s extensive brand management and multi-channel experience will be invaluable as we continue to build FRAN into a multi-channel lifestyle brand. Joe’s best-in-class merchandising and supply chain experience and strategic insights will help us chart our future course, further enhance our distribution strategies, and maximize speed to market.”

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca’s® operates 406 stores in 44 states and also serves its customers through francescas.com. For additional information on francesca’s®, please visit www.francescas.com

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